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                                I-TRAX.COM, INC.
                                One Logan Square
                         130 N. 18th Street, Suite 2615
                             Philadelphia, PA 19103

August 30, 2000

ISummit Partners, LLC
d/b/a MyFamilyMD
60 Madison Avenue, Suite 903
New York, NY 10010-1600
Attention: Stuart Ditchek, MD, Chairman


Re:   Intellectual Property
      ---------------------

Dear Stuart:

         Reference is made to that certain non-binding letter of intent dated as of July 28, 2000 (the "Letter of Intent") between iSummit Partners, LLC ("MyFamilyMD"), a New York limited liability company, and I-Trax.com, Inc. ("I-Trax"), a Delaware corporation, relating to a possible transfer, subject to the terms set forth therein, of all of the issued and outstanding limited liability company interests of MyFamilyMD to a direct subsidiary I-Trax. MyFamilyMD and I-Trax are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

         The Parties hereby acknowledge as follows:

         A. In accordance with the terms of the Letter on Intent, the Parties are negotiating in good faith mutually acceptable definitive agreements (the "Definitive Agreements") required to document the transaction contemplated by the Letter of Intent, for approval, execution and delivery on the earliest reasonably practicable date by the Parties.

         B. It was the original intent of the Parties that I-Trax would develop the New Intellectual Property (as defined below) upon the closing of the transaction contemplated by the Letter of Intent.

         C. The Parties now believe that it is critical to their respective businesses for the Parties to begin to develop the New Intellectual Property even though the Parties have not yet executed the Definitive Agreements.

         D. I-Trax has agreed that, subject to the terms and conditions of this Letter Agreement, it shall pay all costs of development of the New Intellectual Property.

         E. The Parties now want to make certain arrangements relating to the ownership of the New Intellectual Property and the Existing Intellectual Property (as defined below) in the event the Parties do not execute the Definitive Agreements or the closing contemplated by the Letter of Intent does not occur on or before the Target Date (as defined below).


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         Now therefore, in consideration of the acknowledgements and mutual covenants made herein, and intending to be legally bound, the Parties agree as follows:

         1. Definitions. Whenever used in this Letter Agreement, the following terms shall have the following meanings:

         "Consumer Revenues" means the revenues of I-Trax, measured in accordance with GAAP, derived from (i) sales of subscriptions to MyFamilyMD's products, including MedWizards, to the general public (including physicians and other health professionals); (ii) sponsorship by third-parties of I-trax's and MyFamilyMD's products and web sites; (iii) advertising; (iv) sales of eImmune; and (v) fifty percent (50%) of sales of any other product that incorporates a MedWizard.

         "Existing Intellectual Property" means all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, tradenames, copyrights, trade secrets, confidential business information, computer software, and all other proprietary rights used by MyFamilyMD on or in connection with the World Wide Web site of MyFamilyMD (currently designated by the URL: http://www.MyFamilyMD.com) (the "MyFamilyMD Site") and shall specifically exclude the New Intellectual Property.

         "New Intellectual Property" shall mean all of the intellectual property that that will be developed and delivered by Cap Gemini Ernst & Young U.S., LLC, a Delaware limited liability company ("CGE&Y"), to I-Trax as "works for hire" under the federal copyright law pursuant to that certain Letter Agreement dated as of August __, 2000 (the "Development Agreement") between CGE&Y and I-Trax, the Master Services Agreement dated as of May 15, 2000, between CGE&Y and I-Trax, as amended from time to time, and such other agreements as are referenced in the Development Agreement.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "MedWizard" shall mean an interactive software program made available through the MyFamilyMD Site that permits any individual to manage and manipulate such individual's medical records and other medical information.

         "MedWizard Launch Date" means the date on which MyFamilyMD shall make available for use by the general public through the MyFamilyMD Site a suite of products, which shall include: (i) twenty (20) MedWizards that utilize an aggregate of 200 fields in the Medicive database; (ii) individualized content management for each registered user of the any MedWizard including, individualized delivery of articles, advertisements and webcasts; (iii) messaging; and (iv) industry standard security protocol.


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         "Purchase Price" shall mean an amount equal to seven percent (7%) of all Consumer Revenues measured during the period beginning on the MedWizard Launch Date and ending on the date which is fifth (5th) anniversary of the MedWizard Launch Date.

         "Target Date" shall mean the later of March 31, 2001 or such date as the registration statement filed on Form S-4 by I-Trax has been declared effective by the Securities and Exchange Commission and the information statement contained therein circulated to I-Trax's shareholders, in such manner as to permit the closing contemplated by the Letter of Intent.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         2. New Intellectual Property. The Parties hereto acknowledge and agree that I-Trax shall own exclusively all rights and title to, and interest in, the New Intellectual Property.

         3. License to Existing Intellectual Property. MyFamilyMD hereby grants to I-Trax, and I-Trax hereby accepts from MyFamilyMD, an exclusive license (which shall be exclusive except with respect to MyFamilyMD) together with the right to grant sublicenses, to use, develop and modify the Existing Intellectual Property. This license shall be for a term starting on the date hereof and shall extend until the earlier to occur of (i) the closing of the transactions contemplated by the Letter of Intent and (ii) the Closing. All Existing Intellectual Property shall be deemed "iSummit Proprietary Information" under the definition set forth in the Non-Disclosure Agreement between MyFamilyMD and F.A. Martin on behalf of I-Trax, dated May 25, 2000 (the "NDA"), and shall be subject to the terms of the NDA with respect thereto with the exception of
Section 2(d) of the NDA.

         4. Existing Intellectual Property.

            (a) Purchase and Sale. Subject to the terms and conditions of this Letter Agreement and in the event the closing of the transaction contemplated by the Letter of Intent shall not occur on or before the Target Date, at the Closing (as defined below), MyFamilyMD hereby agrees to sell, convey and transfer to I-Trax, and I-Trax agrees to purchase and acquire from MyFamilyMD, all of MyFamilyMD's right, title and interest in the Existing Intellectual Property.

            (a) Purchase Price; Delivery of Purchase Price.

                (i) Subject to the terms and conditions of this Letter Agreement, I-Trax shall deliver the Purchase Price to MyFamilyMD in installments, with each installment: (i) payable contemporaneously with the filing by I-Trax with the Securities and Exchange Commission of its Annual Report on Form 10K or 10KSB, as the case may be, for the immediately preceding fiscal year ended December 31 and (ii) equal to the portion of the Purchase Price related to the Consumer Revenues generated by I-Trax during such fiscal year.

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                (ii) As an illustration of the foregoing, assume that the
MedWizard Launch Date is March 31, 2001 and accordingly the date which is fifth anniversary of the MedWizard Launch Date is March 31, 2006. Based on this assumption, installments of the Purchase Price shall be paid as follows:

      Period Covered                               Payment Date
      --------------                               ------------

      March 30, 2001 - December 31, 2001           April 1, 2002
      January 1, 2002 - December 31, 2002          April 1, 2003
      January 1, 2003 - December 31, 2003          March 31, 2004
      January 1, 2004 - December 31, 2004          April 1, 2005
      January 1, 2005 - December 31, 2005          April 1, 2006
      January 1, 2006 - March 30, 2006             April 1, 2007

         5. Closing. The closing of the transaction contemplated by Paragraph 4 above and the exchange of applicable documents (hereinafter referred to as the "Closing") shall occur no earlier than ten days after the Target Date or at such other time as the Parties may hereinafter agree (hereinafter referred to as the "Closing Date") by exchange of documents by federal express, facsimile, or other means acceptable to the Parties.

         6. Representations and Warranties of MyFamilyMD. MyFamilyMD unconditionally represents and warrants to I-Trax that on and as of the Closing
Date:

            (a) Organization and Good Standing. MyFamilyMD is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York, with full power and authority to carry on its business as now being conducted by it.

            (b) Corporate Authority; No Default. MyFamilyMD has full power and authority to execute and deliver this Letter Agreement and the instruments contemplated herein and has taken all steps necessary to consummate the transactions contemplated herein. Neither the execution, delivery, or performance of this Letter Agreement or any documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby, will cause a default under any covenant, agreement, or understanding to which MyFamilyMD is a party or any order, ruling, decree, judgment, arbitration award, or stipulation to which MyFamilyMD is subject.

            (c) Existing Intellectual Property. To the knowledge of the MyFamilyMD, MyFamilyMD has all right and title to, and interest in, the Existing Intellectual Property and on the Closing Date MyFamilyMD will transfer and convey the Existing Intellectual Property to I-Trax free and clear of all mortgages, liens, pledges, charges, title retention or security agreements, licenses, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects of title, or other encumbrances or rights of others.


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            (d) Litigation; Compliance with Laws. There is no pending, or to
MyFamilyMD's knowledge, threatened litigation, suit, action, claim, investigation or proceeding of any kind relating to the Existing Intellectual Property. To MyFamilyMD's knowledge, there are no outstanding orders, rulings, decrees, judgments or stipulations, or proceedings to which MyFamilyMD is a party or by which MyFamilyMD is bound, by or with any court, arbitrator, or administrative agency. To MyFamilyMD's knowledge, MyFamilyMD is operating and has operated its business in compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders.

            (e) Adverse Events. To MyFamilyMD's knowledge, there exists no event, condition, or circumstance relating to its business that will materially and adversely affect the Existing Intellectual Property and MyFamilyMD's ability to perform its obligations under this Letter Agreement.

         7. Representations and Warranties of I-Trax. I-Trax unconditionally represents and warrants to MyFamilyMD that on and as of the Closing Date:

            (a) Organization and Good Standing. I-Trax is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business as now being conducted by it.

            (b) Corporate Authority; No Default. I-Trax has full power and authority to execute and deliver this Letter Agreement and the instruments contemplated herein and has taken all steps necessary to consummate the transactions contemplated herein. Neither the execution, delivery, or performance of this Letter Agreement or any documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby, will cause a default under any covenant, agreement, or understanding to which I-Trax is a party or any order, ruling, decree, judgment, arbitration award, or stipulation to which I-Trax is subject.

            (c) Litigation; Compliance with Laws. There is no pending, or to I-Trax's knowledge, threatened litigation, suit, action, claim, investigation or proceeding of any kind relating to the performance of the I-Trax of this Letter Agreement and the transactions contemplated herein. To I-Trax's knowledge, there are no outstanding orders, rulings, decrees, judgments or stipulations, or proceedings to which I-Trax is a party or by which I-Trax is bound, by or with any court, arbitrator, or administrative agency. To I-Trax's knowledge, I-Trax is operating and has operated its business in compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders.

            (d) Adverse Events. To I-Trax's knowledge, there exists no event, condition, or circumstance relating to its business that will materially and adversely affect its business and its ability to perform its obligations under this Letter Agreement.

         8. Certain Fees. Neither Party nor any of its employees or other affiliates has agreed to pay or has incurred any claims for any brokerage fees, commissions, or finders' fees in connection with the transactions contemplated hereby.

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         9. Covenants of MyFamilyMD.

            (a) Taxes. With respect to MyFamilyMD, any of the Existing Intellectual Property or any of the transactions contemplated by this Letter Agreement, all federal, state, and local income or gross receipts Taxes, if any, arising from the sale of the Existing Intellectual Property pursuant hereto will not be the responsibility of the I-Trax, however, all other Taxes (including but not limited to, sales, use and transfer Taxes), if any, arising from the transactions contemplated by this Letter Agreement will be paid in full or provided by I-Trax as of the Closing Date.

            (b) Further Assurances. From time to time (i) after the date hereof with respect to the transaction contemplated by Paragraph 2 hereof and (ii) after the Closing with respect to the transaction contemplated in Paragraph 4 hereof, at I-Trax's request and without further consideration, MyFamilyMD shall execute and deliver such other and further instruments of conveyance, assignment, and transfer, and take such other action, as I-Trax may reasonably request to evidence I-Trax's ownership of the New Intellectual Property or for the more effective conveyance and transfer of the Existing Intellectual Property, as the case may be.

         10. Covenants of I-Trax; Corporate Status. From and after the Closing Date, I-Trax (a) shall maintain its status as a corporation in good standing in the State of Delaware, (b) shall operate its business in compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders, and (c) shall not assign, transfer, sell or otherwise dispose of the Existing Intellectual Property, New Intellectual Property or any part of the business that is responsible for generating the Consumer Revenues (the "MyFamilyMD Intellectual Property") unless the person or entity receiving such property agrees to assume any obligation of I-Trax to pay any revenues generated by the MyFamilyMD Intellectual Property as part of the Purchase Price.

         11. Conditions to Closing.

            (a) Conditions to I-Trax's Obligation to Close. The obligation of I-Trax to close the transactions contemplated in this Letter Agreement is, at the option of I-Trax, subject to the following conditions: (i) there shall not have been any material breach of the representations or warranties of MyFamilyMD contained in this Letter Agreement and such representations and warranties shall continue to be true and correct in all material respects on and as of the Closing Date; (ii) MyFamilyMD shall have carried out all of its material obligations under this Letter Agreement; (iii) no material claim, action, suit, or proceeding shall be pending or threatened against MyFamilyMD relating to the Existing Intellectual Property; (iv) MyFamilyMD's members, managers and directors, as the case may be, shall have approved the transactions contemplated by this Letter Agreement; and (v) the closing of the transaction contemplated by the Letter of Intent shall not have occurred as of the Target Date.

            (b) Conditions to MyFamilyMD's Obligation to Close. The obligation of MyFamilyMD to close the transactions contemplated in this Letter Agreement is, at the option of MyFamilyMD, subject to the following conditions: (i) there shall not have been any material breach of the representations or warranties of I-Trax contained in this Letter Agreement and such representations and


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warranties shall continue to be true and correct in all material respects on and as of the Closing Date; (ii) I-Trax shall have carried out all of its material obligations under this Letter Agreement; (iii) no material claim, action, suit, or proceeding shall be pending or threatened against I-Trax impairing its ability to perform under this Letter Agreement and consummate the transaction contemplated herein; (iv) I-Trax's directors shall have approved the transactions contemplated by this Letter Agreement; and (v) the closing of the transaction contemplated by the Letter of Intent shall not have occurred on or before the Target Date.

         12. Covenant Against Competition. On or after the Closing Date, neither MyFamilyMD, its members nor their successors, affiliates or assigns shall, directly or indirectly solicit, accept, or engage in a business similar to the business conducted by I-Trax with the New Intellectual Property or the Existing Intellectual Property so long as I-Trax shall continue to make installment payments on account of the Purchase Price pursuant to this Agreement. Each of MyFamilyMD and its members agrees that if it commits or threatens to commit a breach of any of the covenants and agreements contained in this Paragraph 12, I-Trax shall have the right to seek and obtain appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to I-Trax and that money damages would not provide an adequate remedy therefore.

         13. Survival. The provisions of this Agreement shall survive the Closing for so long as any payment on account of the Purchase Price remains outstanding hereunder.

         14. Costs and Expenses. I-Trax and MyFamilyMD shall each pay their own costs and expenses in consummating the transactions described herein.

         15. Waiver of Jury Trial. I-Trax and MyFamilyMD hereby waive all right to a trial by jury in any litigation relating to this Letter Agreement and the other documents executed in connection with the transactions contemplated hereby.

         16. Notices. All notices and other communications and all legal process in regard hereto shall be validly given or served if in writing and delivered personally, or sent by registered or certified mail, or by commercial carrier with verification or confirmation of delivery provided, to the last known address of the addressee identified above in this Letter Agreement, or to such other address as any Party may designate to the other in writing from time to time.

         17. Indemnification Rights.

            (a) MyFamilyMD's Indemnification. MyFamilyMD will indemnify and hold harmless I-Trax, and its officers, directors, successors, assigns, affiliates, shareholders and subsidiaries from, and will pay to the indemnified persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with (a) any material breach of any representation or warranty made by MyFamilyMD herein, or any other certificate or document delivered by MyFamilyMD to I-Trax pursuant to this Letter Agreement; (b) any material breach

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by MyFamilyMD of any covenant or obligation of MyFamilyMD in this Letter
Agreement; (c) any claim arising out of, relating to or in connection with the Existing Intellectual Property occurring or taking place prior to the Closing Date; or (d) any claim arising out of, relating to or in connection with any liability of MyFamilyMD whether occurring or taking place prior to or after the Closing Date.

            (a) I-Trax's Indemnification. I-Trax will indemnify and hold harmless MyFamilyMD , and its officers, directors, successors, assigns, affiliates, shareholders and subsidiaries from, and will pay to the indemnified persons the amount of Damages, arising, directly or indirectly, from or in connection with (a) any material breach of any representation or warranty made by I-Trax herein, or any other certificate or document delivered by I-Trax to MyFamilyMD pursuant to this Letter Agreement; (b) any material breach by I-Trax of any covenant or obligation of I-Trax in this Letter Agreement; (c) any claim arising out of, relating to or in connection with the Transferred Assets occurring or taking place after the Closing Date; or (d) any claim arising out of, relating to or in connection with any liability of I-Trax whether occurring or taking place prior to or after the Closing Date.

         18. Miscellaneous. This Letter Agreement and the agreements referenced herein set forth the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior understanding between the Parties hereto. There are no understandings or promises other than as expressly set forth in this Letter Agreement. This Letter Agreement cannot be altered, changed, modified, or amended except in writing signed by the Parties. Neither I-Trax nor MyFamilyMD may assign its respective rights and obligations under this Letter Agreement without the prior written consent of the other Party. If any provision of this Letter Agreement should be invalid or unenforceable, such invalidity or unenforceability shall not, in any manner, affect the continued validity and enforceability of the remaining provisions of this Letter Agreement. The captions contained in this Letter Agreement are not a part of this Letter Agreement. They are for the convenience of the Parties only and do not in any way modify any provision of this Letter Agreement. This Letter Agreement shall bind and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, and permitted successors and assigns. The waiver by any Party of a breach or violation of any provision of this Letter Agreement shall not operate or be construed as a waiver of any other or subsequent breach or violation hereof.

         19. Governing Law. This Letter Agreement is being executed in, and its validity, performance, and effect shall be interpreted in accordance with the laws of the State of New York.

         20. Termination. This Agreement shall terminate automatically upon the closing of the transaction contemplated by the Letter of Intent.

         21. Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.



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         If this Letter Agreement is acceptable to MyFamilyMD, please signify in the space provided below.

Sincerely,


/s/ Gary Reiss
------------------------------
Gary Reiss
Chief Operating Officer


Agreed to and accepted this
30th day of August, 2000


By: /s/ Stuart Ditchek
    --------------------------
Name: Stuart Ditchek
Title:   Chairman












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